CAMPBELL'S REPORTS FOURTH QUARTER FISCAL 2025 RESULTS;
PROVIDES FULL-YEAR FISCAL 2026 GUIDANCE

For the fourth quarter:
•Net Sales increased 1% to $2.3 billion and decreased 3% on an organic basis.
•Earnings Before Interest and Taxes (EBIT) increased to $269 million. Adjusted EBIT decreased 2% to $321 million.
•Earnings Per Share (EPS) increased to $0.48. Adjusted EPS decreased 2% to $0.62.

For the full year:
•Net Sales increased 6% to $10.3 billion and decreased 1% on an organic basis.
•EBIT increased to $1.1 billion. Adjusted EBIT increased 2% to $1.5 billion including the impact of the Sovos Brands acquisition.
•EPS increased to $2.01. Adjusted EPS decreased 4% to $2.97.
•Cash flow from operations was $1.1 billion; returned $521 million to shareholders including $459 million in dividends.

CAMDEN, N.J., September 3, 2025—The Campbell's Company (NASDAQ:CPB) today reported results for its fourth quarter and full-year fiscal 2025 ended August 3, 2025. Unless otherwise stated, all comparisons are to the same period of fiscal 2024. The Sovos Brands, Inc. (Sovos Brands) acquisition (also referred to as the acquisition) was completed on March 12, 2024. Fiscal 2025 was a 53-week year, with the additional week falling in the fourth quarter. The additional week is estimated to have contributed 2% each to net sales, adjusted EBIT and adjusted EPS (or $0.06 per share) to full-year fiscal 2025 results.

CEO Comments:
Mick Beekhuizen, Campbell’s Chief Executive Officer, said, “Our fiscal 2025 results were slightly ahead of our expectations, driven by our team's focus on execution in a dynamic operating environment. Meals & Beverages benefited from the continued strong in-market performance of our leadership brands, outpacing category growth as consumers continued to cook at home. We are pleased with Rao’s post-acquisition momentum as it approaches becoming our fourth $1 billion dollar brand, alongside Campbell’s, Goldfish and Pepperidge Farm. While our Snacks business weathered category softness, we delivered a modest sequential improvement to net sales and in-market consumption in the fourth quarter. We remain confident in our Snacks portfolio and are taking decisive actions to return the business to sustained growth.”

Beekhuizen continued, “Going into fiscal 2026, we're focused on delivering today while building for tomorrow - with an increased emphasis on delivering topline growth through incremental marketing investments and consumer-led innovation, as we continue to expand our capabilities. Simultaneously, we're increasing productivity and accelerating cost savings initiatives to help mitigate core inflation and tariff headwinds.”

	Three Months Ended			Twelve Months Ended
($ in millions, except per share)	August 3, 2025	July 28, 2024	% Change	August 3, 2025	July 28, 2024	% Change
Net Sales
As Reported (GAAP)	$2,321	$2,293	1%	$10,253	$9,636	6%
Organic			(3)%			(1)%
Earnings Before Interest and Taxes (EBIT)
As Reported (GAAP)	$269	$77	n/m	$1,124	$1,000	12%
Adjusted	$321	$329	(2)%	$1,487	$1,454	2%
Diluted Earnings Per Share
As Reported (GAAP)	$0.48	$(0.01)	n/m	$2.01	$1.89	6%
Adjusted	$0.62	$0.63	(2)%	$2.97	$3.08	(4)%

n/m - not meaningful
Note: A detailed reconciliation of the reported (GAAP) financial information to the adjusted financial information is included at the end of this news release.

Items Impacting Comparability
The table below presents a summary of items impacting comparability in each period. A detailed reconciliation of the reported (GAAP) financial information to the adjusted information is included at the end of this news release.

	Diluted Earnings Per Share
	Three Months Ended		Twelve Months Ended
	August 3, 2025	July 28, 2024	August 3, 2025	July 28, 2024
As Reported (GAAP)	$0.48	$(0.01)	$2.01	$1.89

Costs associated with cost savings and optimization initiatives	$0.09	$0.10	$0.32	$0.28

Commodity mark-to-market losses (gains)	$(0.01)	$0.07	$(0.03)	$0.05

Accelerated amortization	$—	$0.02	$0.05	$0.07

Charges associated with divestitures	$—	$—	$0.11	$—

Certain litigation expenses (recoveries)	$—	$0.01	$0.02	$0.02

Impairment charges	$—	$0.33	$0.44	$0.33

Cybersecurity incident costs (recoveries)	$—	$—	$—	$0.01

Pension and postretirement actuarial losses	$0.06	$0.08	$0.06	$0.08

Costs associated with acquisition	$—	$0.04	$—	$0.36

Adjusted*	$0.62	$0.63	$2.97	$3.08
*Numbers may not add due to rounding

Fourth-Quarter Results
The additional week is estimated to have contributed 7% to net sales, 9% to adjusted EBIT and 10% to adjusted EPS, or $0.06 per share, to fourth quarter fiscal 2025 results.

Net sales in the quarter increased 1% to $2.3 billion. Organic net sales, which exclude the impact from the additional week in the quarter and the impact from divestitures, decreased 3% to $2.2 billion primarily driven by lower volume/mix, partially related to the expected reversal of the favorable timing of shipments in the third quarter related to the implementation of the company's existing enterprise-resource planning system for Sovos Brands.

Gross profit increased to $705 million from $675 million. Gross profit margin was 30.4% compared to 29.4%. Adjusted gross profit decreased to $709 million from $719 million. Adjusted gross profit margin decreased 90 basis points to 30.5% mainly driven by cost inflation and other supply chain costs inclusive of a moderate tariff impact, partially offset by supply chain productivity improvements, favorable net price realization and the benefits from cost savings initiatives.

Marketing and selling expenses, which represented approximately 9% of net sales, increased 7% to $202 million. Adjusted marketing and selling expenses increased 5% to $197 million primarily driven by higher advertising and consumer promotion expense.

Administrative expenses decreased 5% to $172 million. Adjusted administrative expenses decreased 4% to $158 million mainly driven by the benefit from cost savings initiatives and lower incentive compensation, partially offset by higher general administrative costs and inflation.

Other expenses were $29 million compared to $181 million primarily driven by non-cash impairment charges in the prior year. Adjusted other expenses were $7 million compared to $12 million.

EBIT increased to $269 million from $77 million. Adjusted EBIT decreased 2% to $321 million primarily due to lower adjusted gross profit and higher adjusted marketing and selling expenses, partially offset by lower adjusted administrative expenses and adjusted other expenses.

Net interest expense increased to $85 million from $83 million due to the impact of the additional week in the quarter, partially offset by lower levels of debt. The effective tax rate decreased to 21.2% compared to 50.0% and the adjusted effective tax rate was 21.6% compared to 23.2%. Excluding items impacting comparability, the adjusted effective tax rate decreased 160 basis points primarily due to the favorable impact of state tax law changes in the current quarter.

EPS increased to $0.48 per share compared to a loss of $0.01 per share. Adjusted EPS decreased 2% to $0.62 per share reflecting lower adjusted EBIT.

Full-Year 2025 Results
The additional week is estimated to have contributed 2% each to net sales, adjusted EBIT and adjusted EPS (or $0.06 per share) to fiscal 2025 results.

Net sales increased 6% to $10.3 billion mainly driven by the benefit of the acquisition. Organic net sales decreased 1% to $9.3 billion primarily driven by unfavorable volume/mix.

EBIT increased to $1.1 billion from $1.0 billion. Adjusted EBIT increased 2% to $1.5 billion primarily due to the contribution of the acquisition, partially offset by lower adjusted EBIT in the base business.

Net interest expense increased to $328 million from $243 million, primarily due to higher levels of debt and higher average interest rates on the debt portfolio. Adjusted net interest expense was $241 million in the prior year. The effective tax rate was 24.4% compared to 25.1%, and the adjusted effective tax rate was 23.0% compared to 23.7%.

EPS increased to $2.01 per share compared to $1.89 per share. Adjusted EPS decreased 4% to $2.97 per share primarily reflecting higher adjusted net interest expense, partially offset by the increase in adjusted EBIT. Net tariff impacts were an approximate $0.02 headwind to full-year adjusted EPS.

Cash Flow and Shareholder Return
Cash flow from operations for the year ended August 3, 2025 was $1.13 billion compared to $1.19 billion in the prior year primarily due to changes in working capital. Capital expenditures for the year were $426 million compared to $517 million. In line with Campbell’s commitment to return value to its shareholders, the company has paid $459 million of cash dividends and repurchased common stock of approximately $62 million for the fiscal year. As of August 3, 2025, the company had approximately $198 million remaining under its anti-dilutive share repurchase program in addition to approximately $301 million remaining under its September 2021 strategic share repurchase program.

Cost Savings Program
As of the end of the fourth quarter, Campbell's has delivered approximately $145 million of savings under the $250 million cost savings program announced in September 2024.

Building on the progress achieved to date through the company’s continued focus on efficiency, the cost savings target announced at Investor Day in September 2024 has been raised by 50%--from $250 million to $375 million by the end of fiscal 2028. The company intends to use these savings as one of several levers to help offset tariff headwinds.

Full-Year Fiscal 2026 Guidance:
Consumers continue to be increasingly deliberate in their food choices with a focus on premiumization, flavor exploration, health and wellness and cooking at home. The company's portfolio of brands is well positioned to capitalize on these trends with incremental brand support and innovation. At the same time, the company faces a dynamic operating and regulatory environment resulting in substantial input cost pressures, primarily driven by tariffs, which, despite significant mitigation efforts, reduce its earnings outlook for the upcoming fiscal year. Overall, the company expects to make progress towards sustainable growth in fiscal 2026 while mitigating some of the near-term cost pressures.

Fiscal 2026 guidance ranges are based on the exclusion of the additional week in fiscal 2025, which represented approximately 2% to net sales, 2% to adjusted EBIT and $0.06 to adjusted EPS.

The company’s fiscal 2026 guidance reflects the following underlying assumptions:

•The impact of the divestitures of Pop Secret and noosa is estimated to reduce reported net sales and adjusted EBIT by 1% and to be dilutive by $0.04 to adjusted EPS in fiscal 2026.
•Organic Net Sales (1)% to 1% reflecting, among other things, continued momentum in Meals & Beverages and stabilization in Snacks in the second half of the year at the midpoint of the range, with modest positive net price contribution compared to fiscal 2025.
•Adjusted EBIT of (13)% to (9)% and adjusted EPS of (18)% to (12)% reflecting the impact of divestitures. On a comparable 52-week basis and excluding the impact of divestitures as noted above, the company expects:
◦Approximately two-thirds of the year-over-year decline in fiscal 2026 adjusted EPS guidance at the midpoint of the range to be attributable to the estimated net tariff impact. Gross tariffs are projected at approximately 4% of cost of products sold (COPS) with actions in place to mitigate approximately 60% of the tariff impact in fiscal 2026.
◦The remaining one-third to be driven by year-over-year changes in the base business reflecting the aforementioned topline assumptions, an increased marketing and selling investment in the range of 9% to 10% of net sales and a normalization of the certain benefits realized in fiscal 2025, including a return to targeted payout levels of incentive compensation expense.

Other key assumptions:
•Low-single digit core inflation excluding the impact of tariffs
•Productivity improvements including tariff mitigation of approximately 5% of COPS
•Enterprise cost savings of approximately $70 million
•Adjusted effective tax rate of approximately 24%
•Adjusted interest expense of $320 million to $325 million
•Diluted share count of approximately 300 million shares
•Capital expenditures of approximately 4% of net sales

Further details can be found in the accompanying investor presentation available at https://investor.thecampbellscompany.com/events-presentations.

The company's full-year fiscal 2026 guidance is set forth in the table below:

	FY25 Results (53 weeks)		FY25 Estimated Impact of 53rd Week	Comparable FY25 Base* (52 weeks)	FY26 Guidance (vs. 52-week base)
($ in millions, except per share)
Net Sales	$10,253		2%	$10,087	(2)% to 0%
Organic Net Sales[1]	$9,979	*		$9,979	(1)% to +1%

Adjusted EBIT	$1,487	*	2%	$1,458	(13)% to (9)%

Adjusted EPS	$2.97	*	$0.06	$2.91	(18)% to (12)%
					$2.40 to $2.55

1 Adjusted for the impact of the 53rd week in fiscal 2025, the noosa business which was divested on February 24, 2025, and the Pop Secret business which was divested on August 26, 2024.
* Adjusted - refer to the detailed reconciliation of the reported (GAAP) financial information to the adjusted financial information at the end of this news release.

Note: A non-GAAP reconciliation is not provided for fiscal 2026 guidance as the company is unable to reasonably estimate the full-year financial impact of items such as actuarial gains or losses on pension and postretirement plans because these impacts are dependent on future changes in market conditions. The inability to predict the amount and timing of these future items makes a detailed reconciliation of these forward-looking financial measures impracticable.

Segment Operating Review
An analysis of net sales and operating earnings by reportable segment follows:

	Three Months Ended August 3, 2025
	($ in millions)
	Meals & Beverages	Snacks*	Total*
Net Sales, as Reported	$1,202	$1,119	$2,321

Volume/Mix	(4)%	(5)%	(4)%
Net Price Realization	1%	2%	2%
Organic Net Sales	(3)%	(2)%	(3)%
Currency	—%	—%	—%
Divestitures[1]	(4)%	(3)%	(3)%
Estimated Impact of 53rd Week	7%	7%	7%
% Change vs. Prior Year	—%	2%	1%

Segment Operating Earnings	$200	$159
% Change vs. Prior Year	(5)%	—%

*Numbers may not add due to rounding.
1 Reflects the loss of net sales associated with the divestitures of the Pop Secret popcorn business, which was completed on August 26, 2024, and the noosa yoghurt business, which was completed on February 24, 2025.
Note: A detailed reconciliation of the reported (GAAP) net sales to organic net sales is included at the end of this news release.

	Twelve Months Ended August 3, 2025
	($ in millions)
	Meals & Beverages	Snacks	Total*
Net Sales, as Reported	$6,050	$4,203	$10,253

Volume/Mix	1%	(3)%	(1)%
Net Price Realization	(1)%	—%	(1)%
Organic Net Sales	—%	(3)%	(1)%
Currency	—%	—%	—%
Acquisition/(Divestitures)[1]	13%	(3)%	6%
Estimated Impact of 53rd Week	2%	2%	2%
% Change vs. Prior Year	15%	(4)%	6%

Segment Operating Earnings	$1,076	$560
% Change vs. Prior Year	10%	(14)%

*Numbers may not add due to rounding.
1 Reflects the incremental net sales associated with the Sovos Brands acquisition, which was completed on March 12, 2024, and the loss of net sales associated with the divestitures of the Pop Secret popcorn business, which was completed on August 26, 2024, and the noosa yoghurt business, which was completed on February 24, 2025.
Note: A detailed reconciliation of the reported (GAAP) net sales to organic net sales is included at the end of this news release.

Meals & Beverages
Net sales in the quarter were comparable to the prior year. Excluding the additional week in the quarter and the impact of the noosa divestiture, organic net sales decreased 3% mainly driven by declines in Rao's pasta sauces and U.S. soup. Lower volume/mix of 4% was partially offset by favorable net price realization of 1%. Sales of Rao's pasta sauces decreased primarily due to the expected reversal of the favorable third quarter timing of shipments related to the implementation of the company's existing enterprise-resource planning system for Sovos Brands.

Operating earnings in the quarter decreased 5% primarily due to lower gross profit, partially offset by the benefit of the additional week. Gross profit margin decreased due to cost inflation and other supply chain costs, inclusive of a moderate tariff impact, partially offset by supply chain productivity improvements, favorable net price realization, favorable volume/mix and benefits from cost savings initiatives.

Snacks
Net sales in the quarter increased 2%. Excluding the additional week in the quarter and the impact of the Pop Secret divestiture, organic net sales decreased 2% driven primarily by declines in third-party partner and contract brands and Snyder's of Hanover pretzels. Sales were impacted by volume/mix declines of 5% with favorable net price realization of 2%.

Operating earnings in the quarter were comparable to the prior year due to higher marketing and selling expenses offset by higher gross profit, including the benefit of the additional week, and lower other expenses

Corporate
Corporate expense was $83 million in the quarter compared to $272 million. The decrease was primarily due to non-cash impairment charges in the prior year, unrealized mark-to-market gains on outstanding undesignated commodity hedges compared to losses in the prior year, lower pension and postretirement actuarial losses, and costs associated with the acquisition in the prior year. After factoring in these items, the remaining decrease in Corporate expense was primarily due to lower incentive compensation.

Conference Call and Webcast
Campbell's will host a conference call to discuss these results on Wednesday, September 3, 2025, at 8:00 a.m. Eastern Time. A copy of management's prepared remarks and earnings presentation is now available on the Events & Presentation section of Campbell's investor relations website at
https://investor.thecampbellscompany.com/. Participants calling from the U.S. & Canada may dial in using the toll-free phone number (800) 715-9871. Participants calling from outside the U.S. & Canada may dial in using phone number +1 (646) 307-1963. The conference access code is 7515124. In addition to dial-in, access to a live listen-only audio webcast, as well as a replay, will be available on the company's investor relations website.

Reportable Segments
The Campbell's Company earnings results are reported as follows:

Meals & Beverages, which consists of soup, simple meals and beverages products in retail and foodservice in the U.S. and Canada. The segment includes the following products: Campbell’s condensed and ready-to-serve soups; Swanson broth and stocks; Pacific Foods broth, soups and non-dairy beverages; Prego pasta sauces; Pace Mexican sauces; SpaghettiOs pasta; Campbell’s gravies, beans and dinner sauces; Swanson canned poultry; V8 juices and beverages; Campbell’s tomato juice; and as of March 12, 2024, Rao's pasta sauces, dry pasta, frozen entrées, frozen pizza and soups; Michael Angelo's frozen entrées and pasta sauces; and noosa yogurts. The noosa yoghurt business was sold on February 24, 2025. The segment also includes snacking products in foodservice and Canada; and

Snacks, which consists of Pepperidge Farm cookies, crackers, fresh bakery and frozen products, including Goldfish crackers, Snyder’s of Hanover pretzels, Lance sandwich crackers, Cape Cod potato chips, Kettle Brand potato chips, Late July snacks, Snack Factory pretzel crisps, and other snacking products in retail in the U.S. The segment also includes the snacking and meals and beverages retail business in Latin America. The segment also included the results of our Pop Secret popcorn business, which was sold on August 26, 2024.

Beginning in fiscal 2026, the snacking and meals and beverages retail business in Latin America is managed under our Meals & Beverages segment.

The company refers to the following products as our “leadership brands”: Campbell’s condensed and ready-to-serve soups; Chunky soups; Swanson broth, stocks and canned poultry; Pacific Foods broth, soups and non-dairy beverages; Prego pasta sauces; Pace Mexican sauces; V8 juices and beverages; Rao's pasta sauces, dry pasta, frozen entrées, frozen pizza and soups; Pepperidge Farm cookies, crackers and fresh bakery; Goldfish crackers; Snyder’s of Hanover pretzels; Lance sandwich crackers; Cape Cod potato chips; Kettle Brand potato chips; Late July snacks; and Snack Factory pretzel crisps.

About The Campbell's Company
For 155 years, The Campbell’s Company (NASDAQ:CPB) has been connecting people through food they love. Headquartered in Camden, N.J. since 1869, generations of consumers have trusted Campbell's to provide delicious and affordable food and beverages. Today, the company is a North American focused brand powerhouse, generating fiscal 2025 net sales of $10.3 billion across two divisions: Meals & Beverages and Snacks. Campbell's portfolio of 16 leadership brands includes: Campbell’s, Cape Cod,

Chunky, Goldfish, Kettle Brand, Lance, Late July, Pace, Pacific Foods, Pepperidge Farm, Prego, Rao’s, Snack Factory pretzel crisps, Snyder’s of Hanover, Swanson and V8. For more information, visit www.thecampbellscompany.com.

INVESTOR CONTACT:	MEDIA CONTACT:
Rebecca Gardy	James Regan
(856) 342-6081	(856) 219-6409
Rebecca_Gardy@campbells.com	James_Regan@campbells.com

Forward-Looking Statements
This release contains “forward-looking statements” that reflect the company’s current expectations about the impact of its future plans and performance on the company’s business or financial results. These forward-looking statements, including any statements made regarding sales, EBIT and EPS guidance, rely on a number of assumptions and estimates that could be inaccurate, and which are subject to risks and uncertainties. The factors that could cause the company’s actual results to vary materially from those anticipated or expressed in any forward-looking statement include: declines or volatility in financial markets, deteriorating economic conditions and other external factors, including the impact and application of new or changes to existing governmental laws, regulations, and policies; the risks associated with imposed and threatened tariffs by the U.S. and reciprocal tariffs by its trading partners; the risks related to the availability of, and cost inflation in, supply chain inputs, including labor, raw materials, commodities, packaging and transportation, including those related to tariffs; disruptions in or inefficiencies to the company’s supply chain and/or operations, including reliance on key contract manufacturer and supplier relationships; the company’s ability to execute on and realize the expected benefits from its strategy, including sales growth in and/or maintenance of its market share position in snacks, soups, sauces and beverages; the impact of strong competitive responses to the company’s efforts to leverage brand power with product innovation, promotional programs and new advertising; the risks associated with trade and consumer acceptance of product improvements, shelving initiatives, new products and pricing and promotional strategies; changes in consumer demand for the company’s products and favorable perception of the company’s brands; the risk that the cost savings and any other synergies from the Sovos Brands, Inc. (“Sovos Brands”) transaction may not be fully realized or may take longer or cost more to be realized than expected, including that the Sovos Brands transaction may not be accretive to the extent anticipated; the ability to realize projected cost savings and benefits from cost savings initiatives and the integration of recent acquisitions; the risks related to the effectiveness of the company's hedging activities and the company's ability to respond to volatility in commodity prices; the company’s ability to manage changes to its organizational structure and/or business processes, including selling, distribution, manufacturing and information management systems or processes; changing inventory management practices by certain of the company’s key customers; a changing customer landscape, with value and e-commerce retailers expanding their market presence, while certain of the company’s key customers maintain significance to the company’s business; product quality and safety issues, including recalls and product liabilities; the possible disruption to the independent contractor distribution models used by certain of the company’s businesses, including as a result of litigation or regulatory actions affecting their independent contractor classification; the uncertainties of litigation and regulatory actions against the company; a disruption, failure or security breach of the company’s or the company's vendors' information technology systems, including ransomware attacks; impairment to goodwill or other intangible assets; the company’s ability to protect its intellectual property rights; increased liabilities and costs related to the company’s defined benefit pension plans; the company’s ability to attract and retain key talent; goals and initiatives related to, and the impacts of, climate change, including from weather-related events; the costs, disruption and diversion of management’s attention associated with activist investors; the company's indebtedness and ability to pay such indebtedness; unforeseen business disruptions or other impacts due to political instability, civil disobedience, terrorism, geopolitical conflicts, extreme weather conditions, natural disasters, pandemics or other outbreaks of disease or other calamities; and other factors described in the company’s most recent Form 10-K and subsequent Securities and Exchange Commission filings. This discussion of uncertainties is by no means exhaustive but is designed to highlight important factors that may impact the company’s outlook. The company disclaims any obligation or intent to update forward-looking statements in order to reflect new information, events or circumstances after the date of this release.

THE CAMPBELL'S COMPANY
CONSOLIDATED STATEMENTS OF EARNINGS (unaudited)
(millions, except per share amounts)

	Three Months Ended
	August 3, 2025	July 28, 2024
Net sales	$2,321	$2,293
Costs and expenses
Cost of products sold	1,616	1,618
Marketing and selling expenses	202	188
Administrative expenses	172	182
Research and development expenses	26	26
Other expenses / (income)	29	181
Restructuring charges	7	21
Total costs and expenses	2,052	2,216
Earnings before interest and taxes	269	77
Interest, net	85	83
Earnings (loss) before taxes	184	(6)
Taxes on earnings	39	(3)
Net earnings (loss)	145	(3)
Net loss attributable to noncontrolling interests	—	—
Net earnings (loss) attributable to The Campbell's Company	$145	$(3)
Per share - basic
Net earnings (loss) attributable to The Campbell's Company	$.49	$(.01)
Weighted average shares outstanding - basic	298	298
Per share - assuming dilution
Net earnings attributable to The Campbell's Company	$.48	$(.01)
Weighted average shares outstanding - assuming dilution	299	298
The period ended August 3, 2025 had 14 weeks. The period ended July 28, 2024 had 13 weeks.

THE CAMPBELL'S COMPANY
CONSOLIDATED STATEMENTS OF EARNINGS
(millions, except per share amounts)

	Twelve Months Ended
	August 3, 2025	July 28, 2024
Net sales	$10,253	$9,636
Costs and expenses
Cost of products sold	7,134	6,665
Marketing and selling expenses	924	833
Administrative expenses	674	737
Research and development expenses	100	102
Other expenses / (income)	273	261
Restructuring charges	24	38
Total costs and expenses	9,129	8,636
Earnings before interest and taxes	1,124	1,000
Interest, net	328	243
Earnings before taxes	796	757
Taxes on earnings	194	190
Net earnings	602	567
Net loss attributable to noncontrolling interests	—	—
Net earnings attributable to The Campbell's Company	$602	$567
Per share - basic
Net earnings attributable to The Campbell's Company	$2.02	$1.90
Weighted average shares outstanding - basic	298	298
Per share - assuming dilution
Net earnings attributable to The Campbell's Company	$2.01	$1.89
Weighted average shares outstanding - assuming dilution	300	300
Fiscal 2025 had 53 weeks. Fiscal 2024 had 52 weeks.

THE CAMPBELL'S COMPANY
CONSOLIDATED SUPPLEMENTAL SCHEDULE OF SALES AND EARNINGS (unaudited)
(millions, except per share amounts)

	Three Months Ended
	August 3, 2025	July 28, 2024	Percent Change
Sales
Contributions:
Meals & Beverages	$1,202	$1,200	—%
Snacks	1,119	1,093	2%
Total sales	$2,321	$2,293	1%
Earnings
Contributions:
Meals & Beverages	$200	$211	(5)%
Snacks	159	159	—%
Total operating earnings	359	370	(3)%
Corporate income (expense)	(83)	(272)
Restructuring charges	(7)	(21)
Earnings before interest and taxes	269	77	n/m
Interest, net	85	83
Taxes on earnings	39	(3)
Net earnings (loss)	145	(3)	n/m
Net loss attributable to noncontrolling interests	—	—
Net earnings (loss) attributable to The Campbell's Company	$145	$(3)	n/m
Per share - assuming dilution
Net earnings attributable to The Campbell's Company	$.48	$(.01)	n/m
The period ended August 3, 2025 had 14 weeks. The period ended July 28, 2024 had 13 weeks.
n/m - not meaningful

THE CAMPBELL'S COMPANY
CONSOLIDATED SUPPLEMENTAL SCHEDULE OF SALES AND EARNINGS
(millions, except per share amounts)

	Twelve Months Ended
	August 3, 2025	July 28, 2024	Percent Change
Sales
Contributions:
Meals & Beverages	$6,050	$5,258	15%
Snacks	4,203	4,378	(4)%
Total sales	$10,253	$9,636	6%
Earnings
Contributions:
Meals & Beverages	$1,076	$974	10%
Snacks	560	648	(14)%
Total operating earnings	1,636	1,622	1%
Corporate income (expense)	(488)	(584)
Restructuring charges	(24)	(38)
Earnings before interest and taxes	1,124	1,000	12%
Interest, net	328	243
Taxes on earnings	194	190
Net earnings	602	567	6%
Net loss attributable to noncontrolling interests	—	—
Net earnings attributable to The Campbell's Company	$602	$567	6%
Per share - assuming dilution
Net earnings attributable to The Campbell's Company	$2.01	$1.89	6%
Fiscal 2025 had 53 weeks. Fiscal 2024 had 52 weeks.

THE CAMPBELL'S COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(millions)

	August 3, 2025	July 28, 2024
Current assets	$2,232	$2,190
Plant assets, net	2,767	2,698
Intangible assets, net	9,347	9,793
Other assets	550	554
Total assets	$14,896	$15,235
Current liabilities	$2,906	$3,576
Long-term debt	6,095	5,761
Other liabilities	1,991	2,102
Total equity	3,904	3,796
Total liabilities and equity	$14,896	$15,235
Total debt	$6,857	$7,184
Total cash and cash equivalents	$132	$108

THE CAMPBELL'S COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS
(millions)

	Twelve Months Ended
	August 3, 2025	July 28, 2024
Cash flows from operating activities:
Net earnings	$602	$567
Adjustments to reconcile net earnings to operating cash flow
Impairment charges	176	129
Restructuring charges	24	38
Stock-based compensation	57	99
Amortization of inventory fair value adjustment from acquisition	—	17
Pension and postretirement benefit expense	24	39
Depreciation and amortization	434	411
Deferred income taxes	(54)	(47)
Loss on sales of businesses	25	—
Other	119	138
Changes in working capital, net of acquisition and divestitures
Accounts receivable	26	(16)
Inventories	(80)	11
Other current assets	(14)	4
Accounts payable and accrued liabilities	(167)	(128)
Other	(41)	(77)
Net cash provided by operating activities	1,131	1,185
Cash flows from investing activities:
Purchases of plant assets	(426)	(517)
Purchases of route businesses	(144)	(29)
Sales of route businesses	121	34
Business acquired, net of cash acquired	—	(2,617)
Sales of businesses, net of cash divested	258	—
Other	4	1
Net cash used in investing activities	(187)	(3,128)
Cash flows from financing activities:
Short-term borrowings, including commercial paper and delayed draw term loan	1,846	5,622
Short-term repayments, including commercial paper and delayed draw term loan	(1,796)	(5,576)
Long-term borrowings	1,144	2,496
Long-term repayments	(1,550)	(100)
Dividends paid	(459)	(445)
Treasury stock purchases	(62)	(67)
Treasury stock issuances	—	2
Payments related to tax withholding for stock-based compensation	(30)	(46)
Payments of debt issuance costs	(12)	(23)
Net cash provided by (used in) financing activities	(919)	1,863
Effect of exchange rate changes on cash	(1)	(1)
Net change in cash and cash equivalents	24	(81)
Cash and cash equivalents — beginning of period	108	189
Cash and cash equivalents — end of period	$132	$108
Fiscal 2025 had 53 weeks. Fiscal 2024 had 52 weeks.

Reconciliation of GAAP to Non-GAAP Financial Measures
Fiscal Year Ended August 3, 2025
The Campbell's Company (the "company") uses certain non-GAAP financial measures as defined by the Securities and Exchange Commission in certain communications. These non-GAAP financial measures are measures of performance not defined by accounting principles generally accepted in the United States and should be considered in addition to, not in lieu of, GAAP reported measures. Management believes that also presenting certain non-GAAP financial measures provides additional information to facilitate comparison of the company's historical operating results and trends in its underlying operating results, and provides transparency on how the company evaluates its business. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the company's performance. Management considers quantitative and qualitative factors in assessing whether to adjust for the impact of items that may be significant or that could affect an understanding of the company’s performance and trends in its underlying operating results. The adjustments on earnings may include but are not limited to items such as: unusual or non-recurring gains or charges; costs associated with cost savings and optimization initiatives; actuarial gains or losses on pension and postretirement plans; unrealized mark-to-market gains or losses on outstanding undesignated commodity hedges; gains or losses on the extinguishment of debt; gains or losses on divestitures; costs associated with acquisitions; impairment charges or accelerated amortization; certain litigation expenses or recoveries; and costs or recoveries related to a cybersecurity incident. Depending upon facts or circumstances, management may change these adjustments. When these adjustments change, the company will provide updated definitions of its non-GAAP financial measures. When items no longer impact the company’s current or future presentation of non-GAAP operating results, the company will remove these items from its non-GAAP definitions.
Organic Net Sales
Organic net sales are net sales excluding the impact of currency, acquisitions, divestitures and the additional week in fiscal 2025. Management believes that excluding these items, which are not part of the ongoing business, improves the comparability of year-to-year results. A reconciliation of net sales as reported to organic net sales follows.

Three Months Ended
	August 3, 2025				July 28, 2024			% Change
(millions)	Net Sales, as Reported	Impact of Currency	Estimated Impact of 53rd Week	Organic Net Sales	Net Sales, as Reported	Impact of Divestitures	Organic Net Sales	Net Sales, as Reported	Organic Net Sales
Meals & Beverages	$1,202	$1	$(86)	$1,117	$1,200	$(47)	$1,153	—%	(3)%
Snacks	1,119	—	(80)	1,039	1,093	(28)	1,065	2%	(2)%
Total Net Sales	$2,321	$1	$(166)	$2,156	$2,293	$(75)	$2,218	1%	(3)%

Twelve Months Ended
	August 3, 2025					July 28, 2024			% Change
(millions)	Net Sales, as Reported	Impact of Currency	Impact of Acquisition	Estimated Impact of 53rd Week	Organic Net Sales	Net Sales, as Reported	Impact of Divestitures	Organic Net Sales	Net Sales, as Reported	Organic Net Sales
Meals & Beverages	$6,050	$14	$(772)	$(86)	$5,206	$5,258	$(68)	$5,190	15%	—%
Snacks	4,203	3	—	(80)	4,126	4,378	(111)	4,267	(4)%	(3)%
Total Net Sales	$10,253	$17	$(772)	$(166)	$9,332	$9,636	$(179)	$9,457	6%	(1)%

Items Impacting Earnings
Adjusted Net earnings are net earnings excluding the impact of costs associated with cost savings and optimization initiatives, unrealized mark-to-market gains or losses on outstanding undesignated commodity hedges, accelerated amortization, gains or losses on divestitures, certain litigation expenses or recoveries, impairment charges, costs or recoveries related to a cybersecurity incident, actuarial gains or losses on pension and postretirement plans, and costs associated with acquisitions. Management believes that financial information excluding certain items that are not considered to reflect the ongoing operating results, such as those listed below, improves the comparability of year-to-year results. Consequently, management believes that investors may be able to better understand its results excluding these items.
The following items impacted earnings:
(1)The company has implemented several cost savings initiatives in recent years. In the fourth quarter of fiscal 2025, the company recorded Restructuring charges of $7 million and implementation costs and other related costs of $15 million in Administrative expenses, $7 million in Cost of products sold and $2 million in Marketing and selling expenses related to these initiatives. In the fourth quarter of fiscal 2024, the company recorded Restructuring charges of $16 million and implementation costs and other related costs of $17 million in Cost of products sold and $7 million in Administrative expenses related to these initiatives. In fiscal 2025, the company recorded Restructuring charges of $24 million and implementation costs and other related costs of $41 million in Administrative expenses, $32 million in Cost of products sold, $4 million in Marketing and selling expenses and $3 million in Research and development expenses related to these initiatives. In fiscal 2024, the company recorded Restructuring charges of $17 million and implementation costs and other related costs of $54 million in Administrative expenses, $26 million in Cost of products sold, $4 million in Marketing and selling expenses and $3 million in Research and development expenses related to these initiatives.
In the second quarter of fiscal 2024, the company began implementation of an optimization initiative to improve the effectiveness of its Snacks direct-store-delivery route-to-market network. In the fourth quarter of fiscal 2025, the company recognized $3 million in Marketing and selling expenses. In fiscal 2025, the company recognized $20 million in Marketing and selling expenses and $1 million in Administrative expenses related to this initiative. In fiscal 2024, the company recognized $5 million in Marketing and selling expenses related to this initiative.
In the fourth quarter of fiscal 2025, the total aggregate impact related to the cost savings and optimization initiatives was $34 million ($26 million after tax, or $.09 per share). In the fourth quarter of fiscal 2024, the total aggregate impact related to the cost savings and optimization initiatives was $40 million ($31 million after tax, or $.10 per share). In fiscal 2025, the total aggregate impact related to the cost savings and optimization initiatives was $125 million ($96 million after tax, or $.32 per share). In fiscal 2024, the total aggregate impact related to the cost savings and optimization initiatives was $109 million ($83 million after tax, or $.28 per share).
(2)In the fourth quarter of fiscal 2025, the company recognized gains in Cost of products sold of $3 million ($2 million after tax, or $.01 per share) associated with unrealized mark-to-market adjustments on outstanding undesignated commodity hedges. In the fourth quarter of fiscal 2024, the company recognized losses in Cost of products sold of $27 million ($20 million after tax, or $.07 per share) associated with unrealized mark-to-market adjustments on outstanding undesignated commodity hedges. In fiscal 2025, the company recognized gains in Cost of products sold of $11 million ($8 million after tax, or $.03 per share) associated with unrealized mark-to-market adjustments on outstanding undesignated commodity hedges. In fiscal 2024, the company recognized losses in Cost of products sold of $22 million ($16 million after tax, or $.05 per share) associated with unrealized mark-to-market adjustments on outstanding undesignated commodity hedges.
(3)In the fourth quarter of fiscal 2024, the company recorded accelerated amortization expense in Other expenses / (income) of $7 million ($5 million after tax, or $.02 per share) related to customer relationship intangible assets due to the loss of certain contract manufacturing customers, which began in the fourth quarter of fiscal 2023. In fiscal 2025, the company recorded accelerated amortization expense in Other expenses / (income) of $20 million ($15 million after tax, or $.05 per share). In fiscal 2024, the company recorded accelerated amortization expense in Other expenses / (income) of $27 million ($20 million after tax, or $.07 per share).
(4)In the third quarter of fiscal 2025, the company completed the sale of its noosa yoghurt business. In the second quarter of fiscal 2025, the company recorded $15 million of tax expense related to the sale. In fiscal 2025, the company recorded an after-tax loss of $15 million ($.05 per share) on the sale of the business. In the first quarter of fiscal 2025, the company recorded a loss in Other expenses / (income) of $25 million ($19 million after tax, or $.06 per share) on the sale of its Pop Secret popcorn business. In fiscal 2025, the total aggregate impact of charges associated with divestitures was $25 million ($34 million after tax, or $.11 per share).
(5)In the fourth quarter of fiscal 2025, the company recorded litigation recoveries in Administrative expenses of $1 million ($1 million after tax) related to the Plum baby food and snacks business (Plum), which was divested on May 3, 2021, and certain other litigation matters. In the fourth quarter of fiscal 2024, the company recorded $2 million ($2 million after tax, or $.01 per share) related to certain litigation matters. In fiscal 2025 and 2024, the company recorded litigation expenses in Administrative expenses of $5 million ($5 million after tax, or $.02 per share) related to Plum and certain other litigation matters.
(6)In the third quarter of fiscal 2025, the company performed an interim impairment assessment on the Snyder's of Hanover trademark within the Snacks segment and recognized an impairment charge of $150 million ($112 million after tax, or $.37 per share) on the trademark.
In the second quarter of fiscal 2025, the company performed an interim impairment assessment on certain salty snacks and cookie trademarks within the Snacks segment, including Tom's, Jays, Kruncher's, O-Ke-Doke, Stella D'oro and Archway, collectively referred to as the company's "Allied brands," and recognized an impairment charge of $15 million on the trademarks.

In the second quarter of fiscal 2025, the company performed an interim impairment assessment on the Late July trademark within the Snacks segment and recognized an impairment charge of $11 million on the trademark.
In fiscal 2025, the total aggregate impact of the impairment charges was $176 million ($131 million after tax, or $.44 per share).
In the fourth quarter of fiscal 2024, the company recognized an impairment charge of $53 million on the Allied brands trademarks.
In the fourth quarter of fiscal 2024, the company performed an impairment assessment on the assets in the Pop Secret popcorn business within the Snacks segment as sales and operating performance were below expectations due in part to competitive pressure and reduced margins, and as the company pursued divesting the business. As a result of these factors, in the fourth quarter of fiscal 2024, the company lowered the long-term outlook for the business and recognized an impairment charge of $76 million on the trademark. The sale of the business was completed on August 26, 2024.
In fiscal 2024, the total aggregate impact of the impairment charges was $129 million ($98 million after tax, or $.33 per share).
The charges were included in Other expenses / (income).
(7)In fiscal 2025, the company recorded insurance recoveries in Administrative expenses of $1 million ($1 million after tax) related to the cybersecurity incident that was identified in the fourth quarter of fiscal 2023. In fiscal 2024, the company recorded costs of $2 million in Cost of products sold and $1 million in Administrative expenses (aggregate impact of $2 million after tax, or $.01 per share) related to the cybersecurity incident.
(8)In the fourth quarter of fiscal 2025, the company recognized actuarial losses on pension and postretirement plans in Other expenses / (income) of $22 million ($17 million after tax, or $.06 per share). In the fourth quarter of fiscal 2024, the company recognized actuarial losses on pension and postretirement plans in Other expenses / (income) of $33 million ($25 million after tax, or $.08 per share). In fiscal 2025, the company recognized actuarial losses on pension and postretirement plans in Other expenses / (income) of $24 million ($18 million after tax, or $.06 per share).
(9)In the first quarter of fiscal 2024, the company announced its intent to acquire Sovos Brands, Inc. and on March 12, 2024, the acquisition closed. In the fourth quarter of fiscal 2024, the company incurred $14 million of costs associated with the acquisition, of which $5 million was recorded in Restructuring charges, $8 million in Administrative expenses, and $1 million in Marketing and selling expenses. The aggregate impact was $11 million, or $.04 per share. In fiscal 2024, the company incurred $126 million of costs associated with the acquisition, of which $21 million was recorded in Restructuring charges, $47 million in Administrative expenses, $35 million in Other expenses / (income), $3 million in Marketing and selling expenses, $2 million in Research and development expenses and $18 million in Cost of products sold, of which $17 million was associated with the acquisition date fair value adjustment for inventory. The company also recorded costs of $2 million in Interest expense related to costs associated with the Delayed Draw Term Loan Credit Agreement used to fund the acquisition. The aggregate impact was $128 million, $109 million after tax, or $.36 per share.

The following tables reconcile financial information, presented in accordance with GAAP, to financial information excluding certain items:

	Three Months Ended			Twelve Months Ended
(millions, except per share amounts)	August 3, 2025	July 28, 2024	Percent Change	August 3, 2025	July 28, 2024	Percent Change
Gross profit, as reported	$705	$675	4%	$3,119	$2,971	5%
Gross profit margin, as reported	30.4%	29.4%	100 pts	30.4%	30.8%	(40) pts
Costs associated with cost savings and optimization initiatives (1)	7	17		32	26
Commodity mark-to-market losses (gains) (2)	(3)	27		(11)	22
Cybersecurity incident costs (recoveries) (7)	—	—		—	2
Costs associated with acquisition (9)	—	—		—	18
Adjusted Gross profit	$709	$719	(1)%	$3,140	$3,039	3%
Adjusted Gross profit margin	30.5%	31.4%	(90) pts	30.6%	31.5%	(90) pts

Marketing and selling expenses, as reported	$202	$188	7%	$924	$833	11%
Costs associated with cost savings and optimization initiatives (1)	(5)	—		(24)	(9)
Costs associated with acquisition (9)	—	(1)		—	(3)
Adjusted Marketing and selling expenses	$197	$187	5%	$900	$821	10%
Administrative expenses, as reported	$172	$182	(5)%	$674	$737	(9)%
Costs associated with cost savings and optimization initiatives (1)	(15)	(7)		(42)	(54)
Certain litigation recoveries (expenses) (5)	1	(2)		(5)	(5)
Cybersecurity incident recoveries (costs) (7)	—	—		1	(1)
Costs associated with acquisition (9)	—	(8)		—	(47)
Adjusted Administrative expenses	$158	$165	(4)%	$628	$630	—%
Research and development expenses, as reported	$26	$26		$100	$102
Costs associated with cost savings and optimization initiatives (1)	—	—		(3)	(3)
Costs associated with acquisition (9)	—	—		—	(2)
Adjusted Research and development expenses	$26	$26		$97	$97
Other expenses / (income), as reported	$29	$181		$273	$261
Accelerated amortization (3)	—	(7)		(20)	(27)
Charges associated with divestitures (4)	—	—		(25)	—
Impairment charges (6)	—	(129)		(176)	(129)
Pension and postretirement actuarial losses (8)	(22)	(33)		(24)	(33)
Costs associated with acquisition (9)	—	—		—	(35)
Adjusted Other expenses / (income)	$7	$12		$28	$37

	Three Months Ended			Twelve Months Ended
(millions, except per share amounts)	August 3, 2025	July 28, 2024	Percent Change	August 3, 2025	July 28, 2024	Percent Change
Earnings before interest and taxes, as reported	$269	$77	n/m	$1,124	$1,000	12%
Costs associated with cost savings and optimization initiatives (1)	34	40		125	109
Commodity mark-to-market losses (gains) (2)	(3)	27		(11)	22
Accelerated amortization (3)	—	7		20	27
Charges associated with divestitures (4)	—	—		25	—
Certain litigation expenses (recoveries) (5)	(1)	2		5	5
Impairment charges (6)	—	129		176	129
Cybersecurity incident costs (recoveries) (7)	—	—		(1)	3
Pension and postretirement actuarial losses (8)	22	33		24	33
Costs associated with acquisition (9)	—	14		—	126
Adjusted Earnings before interest and taxes	$321	$329	(2)%	$1,487	$1,454	2%
Interest, net, as reported	$85	$83		$328	$243
Costs associated with acquisition (9)	—	—		—	(2)
Adjusted Interest, net	$85	$83		$328	$241
Adjusted Earnings before taxes	$236	$246		$1,159	$1,213
Taxes on earnings (loss), as reported	$39	$(3)	n/m	$194	$190	2%
Effective income tax rate, as reported	21.2%	50.0%	n/m	24.4%	25.1%	(70) pts
Costs associated with cost savings and optimization initiatives (1)	8	9		29	26
Commodity mark-to-market losses (gains) (2)	(1)	7		(3)	6
Accelerated amortization (3)	—	2		5	7
Charges associated with divestitures (4)	—	—		(9)	—
Certain litigation expenses (recoveries) (5)	—	—		—	—
Impairment charges (6)	—	31		45	31
Cybersecurity incident costs (recoveries) (7)	—	—		—	1
Pension and postretirement actuarial losses (8)	5	8		6	8
Costs associated with acquisition (9)	—	3		—	19
Adjusted Taxes on earnings	$51	$57	(11)%	$267	$288	(7)%
Adjusted effective income tax rate	21.6%	23.2%	(160) pts	23.0%	23.7%	(70) pts
Net earnings (loss) attributable to The Campbell's Company, as reported	$145	$(3)	n/m	$602	$567	6%
Costs associated with cost savings and optimization initiatives (1)	26	31		96	83
Commodity mark-to-market losses (gains) (2)	(2)	20		(8)	16
Accelerated amortization (3)	—	5		15	20
Charges associated with divestitures (4)	—	—		34	—
Certain litigation expenses (recoveries) (5)	(1)	2		5	5
Impairment charges (6)	—	98		131	98
Cybersecurity incident costs (recoveries) (7)	—	—		(1)	2
Pension and postretirement actuarial losses (8)	17	25		18	25
Costs associated with acquisition (9)	—	11		—	109
Adjusted Net earnings attributable to The Campbell's Company	$185	$189	(2)%	$892	$925	(4)%

	Three Months Ended			Twelve Months Ended
(millions, except per share amounts)	August 3, 2025	July 28, 2024	Percent Change	August 3, 2025	July 28, 2024	Percent Change
Diluted net earnings per share attributable to The Campbell's Company, as reported	$.48	$(.01)	n/m	$2.01	$1.89	6%
Costs associated with cost savings and optimization initiatives (1)	.09	.10		.32	.28
Commodity mark-to-market losses (gains) (2)	(.01)	.07		(.03)	.05
Accelerated amortization (3)	—	.02		.05	.07
Charges associated with divestitures (4)	—	—		.11	—
Certain litigation expenses (recoveries) (5)	—	.01		.02	.02
Impairment charges (6)	—	.33		.44	.33
Cybersecurity incident costs (recoveries) (7)	—	—		—	.01
Pension and postretirement actuarial losses (8)	.06	.08		.06	.08
Costs associated with acquisition (9)	—	.04		—	.36
Adjusted Diluted net earnings per share attributable to The Campbell's Company*	$.62	$.63	(2)%	$2.97	$3.08	(4)%
*The sum of individual per share amounts may not add due to rounding.
n/m - not meaningful
Comparable Base for Fiscal 2026 Guidance
The company believes that financial information excluding certain items that are not considered to reflect the ongoing operating results improves the comparability of year-to-year results. The previous tables reconcile financial information, presented in accordance with GAAP, to financial information excluding certain items. Fiscal 2025 includes 53 weeks. Consequently, the company believes that investors may be able to better understand its fiscal 2026 performance excluding certain items and the estimated impact of the 53rd week. In establishing guidance for fiscal 2026, the adjusted fiscal 2025 results excluding the estimated impact of the 53rd week are below:

(millions, except per share amounts)	Year Ended August 3, 2025
Net sales, as reported	$10,253
Deduct: Impact of 53rd week	(166)
Net sales for Fiscal 2026 guidance	$10,087
Deduct: Impact of divestitures	(108)
Organic Net sales for Fiscal 2026 guidance	$9,979

Adjusted Earnings before interest and taxes	$1,487
Deduct: Impact of 53rd week	(29)
Adjusted Earnings before interest and taxes base	$1,458

Adjusted Net earnings attributable to The Campbell's Company	$892
Deduct: Impact of 53rd week	(19)
Adjusted Net earnings attributable to The Campbell's Company base	$873

Adjusted Diluted net earnings per share attributable to The Campbell's Company	$2.97
Deduct: Impact of 53rd week	(.06)
Adjusted Diluted net earnings per share attributable to The Campbell's Company base	$2.91